CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference of our report dated
March 28, 1994, with respect to the combined financial statements and financial statement schedules of Bay Area Cellular Telephone Company, Pittsburgh Cellular Telephone Company, and Grupo Portatel, S.A. de C.V. and Subsidiaries included as an exhibit to the Associated Communications Corporation ("Associated") Annual Report on Form 10-K for the year ended December 31, 1993, as amended on Form 10-K/A dated July 28, 1994, incorporated by reference in the Associated Proxy Statement which is made a part of the Registration Statement (Form S-4) dated July 29, 1994 and Southwestern Bell Corporation Prospectus. We also consent to the reference to our firm under the caption "Experts."


                                   /s/ Coopers & Lybrand

San Francisco, California
July 29, 1994